EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Horizon Space Acquisition I Corp. (the “Company”) on Form S-1 of our report dated September 26, 2022, except for Notes 1, 3 ,4 ,7 and 8 as to which the date is November 29, 2022, with respect to our audit of the Company’s financial statements as of August 31, 2022, and for the period from June 14, 2022 (inception) to August 31, 2022, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

November 29, 2022